Exhibit 4.26(a)

Execution Version

May 21, 2021

Grindrod Shipping Pte. Ltd.

200 Cantonment Road #03-01 Southpoint

Singapore 089763

Re:     Payoff Letter

Ladies and Gentlemen:

Reference is made to that certain Financing Agreement, dated as of February 13, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified to date, the “Credit Agreement”), among Grindrod Shipping Pte. Ltd. (Company Registration No. 200407212K), a company incorporated in Singapore (the “Borrower”), having its registered address at 200 Cantonment Road, #03-01 Southpoint, Singapore 089763, Sankaty European Investments III S.Á.R.L., as administrative agent and collateral agent (in such capacities, the “Agent”), and the Lenders party thereto from time to time, and (ii) the other Loan Documents (as defined in the Credit Agreement) (together with the Credit Agreement, collectively, the “Credit Documents”). The Agent hereby acknowledges the receipt of a Prepayment Notice dated May 12, 2021 delivered in accordance with the terms of the Credit Agreement pursuant to Section 2.05(b)(iii) of the Credit Agreement. The Agent understands that at the Payoff Effective Time (as hereinafter defined), the Borrower intends to repay in full all of the Obligations of the Borrower to the Agent and the Lenders under or in respect of the Credit Documents (other than Surviving Obligations (as hereinafter defined)). All undefined capitalized terms used herein shall have the respective meanings set forth in the Credit Agreement.

Upon written confirmation by the Agent or its counsel (which may be by email) of the Agent’s receipt (or, in the case of clause (ii), receipt by the Agent’s outside counsel) on or around May 19, 2021 (the “Payoff Date”) of (i) a federal funds wire transfer to the account specified below in the amount set forth on Schedule I hereto (the “Payoff Amount”), which amount represents all Obligations outstanding under or in respect of the Credit Documents, (ii) a federal funds wire transfer to the applicable account specified below in the amount of (x) $10,000.00 to Kirkland & Ellis LLP (the “K&E Legal Fees”) and (y) $2,193.50 to Allen & Gledhill LLP (the “A&G Legal Fees”), which amounts represent the estimated legal fees and expenses of the Agent’s outside counsel as of the date hereof and (iii) a fully executed counterpart of this letter agreement (this “Agreement”) signed by the Borrower (the time at which all of the conditions in the foregoing clauses (i), (ii) and (iii) shall first be satisfied is herein referred to as the “Payoff Effective Time”), the Payoff Effective Time shall automatically occur. If the Payoff Effective Time has not occurred on or prior to 2:00 pm (Luxembourg time) on May 24, 2021 (the “Expiration Time”), this Agreement shall be of no further force and effect.

As used herein, the term “Surviving Obligations” means (i) those obligations under the Credit Documents (including contingent reimbursement obligations and indemnity obligations) which, by their express terms, survive termination of the Credit Agreement or such other Credit Documents, as the case may be and (ii) to the extent not paid prior to the Payoff Effective Time, the reasonable and documented out-of-pocket fees and expenses of outside counsel to the Agent in connection with the termination of the Credit Documents and release of all Liens thereunder.

Upon the Payoff Effective Time, the Agent (on behalf of itself and the Lenders) agrees and acknowledges that (A) all outstanding indebtedness (including, without limitation, principal, interest and fees) and other obligations of the Borrower under or relating to the Credit Documents (other than the Surviving Obligations) shall be satisfied and considered Paid in Full and irrevocably discharged, terminated and released and the Borrower shall be released and discharged from any guarantees, claims and demands relating to the Credit Documents (other than the Surviving Obligations), (B) all security interests and other Liens granted to or held by the Agent for the benefit of the Lenders in any Property (as hereinafter defined) as security for such indebtedness shall be forever and irrevocably satisfied, released and discharged, (C) the Credit Documents shall terminate and be of no further force or effect other than those provisions therein that specifically survive termination and (D) the Borrower (or its designees) shall be automatically authorized to (x) file the UCC termination statement attached hereto as Exhibit A, (y) file any releases contemplated by the “Deed of Discharge, Release or Reassignment” entered into in connection with the payoff on the date hereof (the “Deed of Release”) and (z) subject to the Agent’s review and approval, prepare and file other instruments, releases and documents evidencing the release of the Agent’s security interests and other Liens in all of the assets and property of the Borrower that secure the Obligations under the Credit Documents (the “Property”). Further, upon and after the Payoff Effective Time, the Agent agrees to take all reasonable additional steps requested by the Borrower as may be necessary to release its security interests in the Property. The Borrower agrees to pay the Agent for all out-of-pocket costs and expenses incurred by the Agent in connection with the matters referred to in the previous sentence, and acknowledges that the Agent’s execution of and/or delivery of any documents releasing any security interest or claim in any Property of the Borrower as set forth herein is made without recourse, representation, warranty or other assurance of any kind by the Agent as to the Agent’s rights in any collateral security for amounts owing under the Credit Documents, the condition or value of any Collateral, or any other matter.

The Borrower hereby agrees not to request additional Loans under the Credit Agreement on or after the date hereof through the Expiration Time. Furthermore, the Borrower hereby confirms that the commitments of the Lenders and the Agent to make Loans under the Credit Documents are terminated as of the Payoff Effective Time, and, as of the Payoff Effective Time, none of the Lenders or the Agent shall have any further obligation under the Credit Documents to make Loans to the Borrower. Notwithstanding anything to the contrary contained herein or in any of such releases or other documents, the obligations and liabilities of the Borrower to the Lenders and the Agent under or in respect of the Credit Documents insofar as such obligations and liabilities, by their express terms, survive termination of the Credit Documents shall continue in full force and effect in accordance with their terms.

The Payoff Amount referred to above should be sent by federal funds wire transfer to:

Bank Name and Location: ING, Luxembourg

Account No. (USD): LU08 0141 1492 7300 3010

SWIFT BIC: CELLLULL

Account Name: Sankaty European Investments III S.à.r.l.

The K&E Legal Fees should be sent via federal funds wire transfer to:

Bank Name and Location: Citibank

227 W. Monroe St., Suite 200,

Chicago, IL 60606

Account No.: 800418399

Account Name: Kirkland & Ellis LLP

ABA No.: 271070801

Swift Code: CITIUS33

Reference: Invoice No. 1270003776, Matter No. 10301-255

The A&G Legal Fees should be sent via federal funds wire transfer to:

Bank Name and Location: Oversea-Chinese Banking Corporation Limited

OCBC Centre

65 Chulia Street

Singapore 049513

Account No.: 501-053334-002

Account Name: Allen & Gledhill LLP

Swift Code: OCBCSGSG

Reference: Invoice No. P331/21, Matter No. 1021004497

Notwithstanding any terms of this Agreement or the Credit Documents to the contrary, if the Agent determines after the Payoff Effective Time that an amount that was due and payable under the Credit Documents was mistakenly excluded from the Payoff Amount, the Borrower agrees to promptly pay such amount (but without any additional fees, penalties etc. in connection with, if applicable, the late payment of such amount) after the Agent provides evidence reasonably satisfactory to the Borrower that such amount is due and payable.

If at any time on or after the Payoff Effective Time, all or any portion of the Payoff Amount paid to the Agent or Lenders is voided or rescinded or must otherwise be returned by the Agent or any Lender upon the Borrower’s insolvency, bankruptcy or reorganization or otherwise, all as though such payment had not been made, the obligation to pay such amount so voided, rescinded or returned shall be reinstated.

In addition, the Borrower agrees that, upon the Payoff Effective Time, the Borrower releases the Agent and the Lenders and their respective affiliates and subsidiaries and their respective officers, directors, employees, shareholders, agents, attorneys and representatives as well as their respective successors and assigns (the “Releasees”) from any and all claims, obligations, rights, causes of action, and liabilities, of whatever kind or nature, whether known or unknown, whether foreseen or unforeseen, arising on or before the date hereof, , with respect to the obligations to be performed by the Agent which are based upon, arise under or are related to the Credit Documents (other than obligations of the Agent expressly set forth in this Agreement) (collectively, the “Released Matters”) provided that the foregoing release shall not apply to any claims, suits, and causes of action arising as a result of noncompliance or other breach of this Agreement and the Deed of Release, or from gross negligence or willful misconduct by the Releasee. The Borrower acknowledges that the agreements in this paragraph are intended to be in full satisfaction of all or any alleged injuries or damages arising in connection with the Released Matters. The Borrower acknowledges that the release contained herein constitutes a material inducement to the Agent to enter into this Agreement and that the Agent would not have done so but for the Agent’s and the Lenders’ expectation that such release is valid and enforceable in all events.

This Agreement shall be governed by, and construed in accordance with, the law of the State of New York. No party may assign its rights, duties or obligations under this Agreement without the prior written consent of the other parties. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or electronic mail also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The undersigned parties have signed below to indicate their consent to be bound by the terms and conditions of this Agreement.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

If you need add itional information,please do not hesitate to contact us.

Very truly yours.

SANKATY EUROPEAN INVESTMENTS III
S.A..R.L.,as Agent

By:	/s/ Sally Dornaus
Name:	Sally Dornaus
Its:	Class A Manager

By:	/s/Myleen Tapawan Basilio
Name:	Myleen Tapawan Basilio
Its:	Class B Manager

ACCEPTED and AGREED:

GRINOROO SHIPPI NG PTE.LTD., as the Borrower

By:	/s/ Stephen William Griffiths
Name:	Stephen William Griffiths
Title:	Director

[Signature Page 10 Pa)off LC'ner (Grindrod)]

Schedule I

Payoff Amount as of the Payoff Date

Loans Principal	$25,833,333.34
Loans Interest	$263,715.27
Prepayment Premium	$1,033,333.33
Total Payoff Amount as of the Payoff Date:	$27,130,381.94

Exhibit A

UCC Termination

[See attached]

[redacted]

UCC FINANCING STATEMENT AMENDMENT

FOLLOW INSTRUCTIONS

A. NAME & PHONE OF CONTACT AT FILER (optional)

B. E-MAIL CONTACT AT FILER (optional)

C. SEND ACKNOWLEDGMENT TO: (Name and Address)

THE ABOVE SPACE IS FOR FILING OFFICE USE ONLY

1a. INITIAL FINANCING STATEMENT FILE NUMBER
2020020702 filed on 2/13/2020

1b. ☐ This FINANCING STATEMENT AMENDMENT is to be filed [for record] (or recorded) in the REAL ESTATE RECORDS ___
Filer: attach Amendment Addendum (Form UCC3Ad) and provide Debtor's name in item 13

2. ☑ TERMINATION: Effectiveness of the Financing Statement identified above is terminated with respect to the security interest(s) of Secured Party authorizing this Termination Statement

3. ☐ ASSIGNMENT (full or partial): Provide name of Assignee in item 7a or 7b, and address of Assignee in item 7c and name of Assignor in item 9
For partial assignment, complete items 7 and 9 and also indicate affected collateral in item 8

4. ☐ CONTINUATION: Effectiveness of the Financing Statement identified above with respect to the security interest(s) of Secured Party authorizing this Continuation Statement is continued for the additional period provided by applicable law

5. ☐ PARTY INFORMATION CHANGE:

Check one of these two boxes:
This Change affects ☐ Debtor or ☐ Secured Party of record

AND Check one of these three boxes to:
☐ CHANGE name and/or address: Complete item 6a or 6b; and item 7a or 7b and item 7c
☐ ADD name: Complete item 7a or 7b, and item 7c
☐ DELETE name: Give record name to be deleted in item 6a or 6b

6. CURRENT RECORD INFORMATION: Complete for Party Information Change - provide only one name (6a or 6b)

6a. ORGANIZATION'S NAME

OR

6b. INDIVIDUAL'S SURNAME	FIRST PERSONAL NAME	ADDITIONAL NAME(S)/INITIAL(S)	SUFFIX

7. CHANGED OR ADDED INFORMATION: Complete for Assignment or Party Information Change - provide only one name (7a or 7b) (use exact, full name; do not omit, modify, or abbreviate any part of the Debtor's name)

7a. ORGANIZATION'S NAME

OR

7b. INDIVIDUAL'S SURNAME

INDIVIDUAL'S FIRST PERSONAL NAME

INDIVIDUAL'S ADDITIONAL NAME(S)/INITIAL(S) | SUFFIX

7c. MAILING ADDRESS	CITY	STATE	POSTAL CODE	COUNTRY

8. ☐ COLLATERAL CHANGE: Also check one of these four boxes: ☐ ADD collateral ☐ DELETE collateral ☐ RESTATE covered collateral ☐ ASSIGN collateral

Indicate collateral:

9. NAME OF SECURED PARTY OF RECORD AUTHORIZING THIS AMENDMENT: Provide only one name (9a or 9b) (name of Assignor, if this is an Assignment)
If this is an Amendment authorized by a DEBTOR, check here ☐ and provide name of authorizing Debtor

9a. ORGANIZATION'S NAME
SANKATY EUROPEAN INVESTMENTS III S.Á.R.L.

OR

9b. INDIVIDUAL'S SURNAME	FIRST PERSONAL NAME	ADDITIONAL NAME(S)/INITIAL(S)	SUFFIX

10. OPTIONAL FILER REFERENCE DATA:
File with DC Recorder of Deeds **Debtor: GRINDROD SHIPPING PTE. LTD.**

FILING OFFICE COPY — UCC FINANCING STATEMENT AMENDMENT (Form UCC3) (Rev. 04/20/11)
International Association of Commercial Administrators (IACA)